Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
LODGENET REPORTS RESULTS FOR FIRST QUARTER 2010
— Revenue and Adjusted Operating Cash Flow* In Line With Guidance —
— Free Cash Flow** of $23.6 Million, Up from $15.6 Million —
— Long-Term Debt Reduced by 9%, or $42.9 Million —
     SIOUX FALLS, SD, April 22, 2010 — LodgeNet Interactive Corporation (Nasdaq:LNET) today reported quarterly revenue of $118.1 million compared to $128.1 million in the first quarter of 2009. The Company reported a net loss of $(2.5) million compared to net income of $6.0 million for the prior year period, which included a $9.3 million or $0.41 per share gain related to the acquisition of $31.5 million of our outstanding debt. Net loss attributable to common stockholders was $(3.9) million or $(0.17) per share (basic and diluted) for the first quarter of 2010 compared to net income attributable to common stockholders of $6.0 million or $0.27 per share (basic) for the first quarter of 2009. LodgeNet also reported $23.6 million in free cash flow (defined as cash provided by operating activities less cash used for investing activities, including growth-related capital) for the current quarter compared to $15.6 million in the prior year period.
The following financial highlights are in thousands of dollars, except per-share data and average shares outstanding:

	Three Months Ended March 31,
	2010	2009

Total revenue	$118,052	$128,092
Income from operations	6,634	7,121
Net (loss) income	(2,502)	5,958
Net (loss) income attributable to common stockholders	(3,939)	5,958
Net (loss) income per common share (basic)	$(0.17)	$0.27
Net (loss) income per common share (diluted)	$(0.17)	$0.26
Adjusted Operating Cash Flow *	$29,122	$34,604
Average shares outstanding (basic)	22,746,527	22,479,164
Average shares outstanding (diluted)	22,746,527	22,498,914

*	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, and restructuring and reorganization expenses.

**	Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital.

LodgeNet Q1 2010 Earnings 2-2-2-2
     “We delivered a solid quarter, in line with our guidance, as we continued to benefit from our initiatives and a conservative operating plan,” said Scott C. Petersen, LodgeNet Chairman and CEO. “Our revenue diversification initiatives continue to move forward as we posted increased revenue from our Hotel Services, Advertising Services and Healthcare businesses. Additionally, last year’s first quarter benefited from two significant one-time events: a one-time benefit from an employee unpaid leave program which reduced operating expenses by $1.1 million and the repurchase of $31.5 million of our bank debt in the open market, resulting in a non-operating gain which contributed $9.3 million to net income. Excluding those two events, we managed our cost structure flat to last year, and we continued to deliver improved operating results.”
     “We continued to strengthen our balance sheet during the quarter,” said CFO Gary H. Ritondaro. “On a net debt basis, we have essentially reached the lowest leverage ratio required under our Credit Facility, a favorably priced facility which extends into 2014. Free cash flow increased 51.3% to $23.6 million as cash from operations was up $7.2 million, or 34.1% as compared to last year, while our capital investment activities were generally in line with the prior period. Additionally, we utilized the $13.7 million of net proceeds raised from our recent equity offering to reduce debt at quarter’s end, determining that to be the best use of those proceeds in the near-term. As a result, we reduced long-term debt by $42.9 million, or 9.1%, during the quarter. As we accelerate our high-definition conversions in the second half of the year, we will allocate more of our internally generated cash flow to fully fund our plan to more than double the number of rooms we originally planned to convert to our HD platform in 2010.”
     “The equity proceeds we raised in March will allow us to accelerate our growth plans in the second half of the year,” said Petersen. “Our high definition (HD) interactive system is producing 50% more revenue than our average room and we are seeing strong demand from hoteliers for this platform. We are presently targeting a select group of our existing customers with proposals that will take them to the new HD system in return for a long-term extension of our service agreement. As the economy improves, we remain focused on our best growth opportunities to drive long-term value for our clients and shareholders.”
RESULTS FROM OPERATIONS
THREE MONTHS ENDED MARCH 31, 2010 VERSUS
THREE MONTHS ENDED MARCH 31, 2009
     Total revenue for the first quarter of 2010 was $118.1 million, a decrease of $10.0 million or 7.8%, compared to the same period of 2009. The decrease in revenue was primarily from Guest Entertainment services and System Sales and Related Services, which was offset, in part, by increases in revenue from Hotel Services, Advertising Services and Healthcare.
     Hospitality revenue, which includes Guest Entertainment, Hotel Services, System Sales and Related Services, and Advertising Services, decreased $10.3 million or 8.2%, to $115.5 million for the first quarter of 2010 as compared to $125.8 million for the prior year quarter. Average monthly Hospitality revenue per room was $21.71 for the first quarter of 2010, a decrease of 3.9% as compared to $22.58 per room in the first quarter of 2009.
     Guest Entertainment revenue, which includes on-demand entertainment such as movies, games, music and other guest interactive services delivered through the television, declined $7.4 million or 9.7%, to $69.1 million in the first quarter of 2010 versus the first quarter of 2009. The decline in per room revenue continues to be driven by a conservative consumer buying pattern of travelers.
     Hotel Services revenue, which includes recurring revenue from hotels for television programming and broadband Internet service and support, increased $1.5 million or 4.6%, to $34.5 million in the first quarter of 2010 versus $33.0 million for the first quarter of 2009. On a per-room basis, monthly Hotel Services revenue for the first quarter of 2010 increased 9.5% to $6.48 compared to $5.92 for the first quarter of 2009. Monthly television programming revenue per room increased 9.8% to $5.92 for the first quarter of 2010 as compared to $5.39 for the first quarter of 2009. This increase resulted primarily from the continued installation of high definition television systems and additional TV programming services. Recurring broadband Internet revenue per room increased 5.7% to $0.56 for the first quarter of 2010 compared to $0.53 for the same period of 2009.
     System Sales and Related Services revenue, including sales of TV programming equipment, broadband Internet equipment, HDTV installations and other services to hotels, decreased $5.0 million or 34.2%, to $9.6 million during the first quarter of 2010 compared to $14.6 million in the first quarter of 2009. The decrease was due in part to a material HDTV equipment conversion contract, which contributed approximately $4.2 million of revenue in the first quarter of 2009.

LodgeNet Q1 2010 Earnings 3-3-3-3
     The Hotel Networks (“THN”) our advertising services subsidiary, generated revenue of $2.4 million, an increase of 32.9% compared to the $1.8 million generated in the first quarter of 2009. This increase was the result of an increase in channel access fee revenue.
     Other Revenue includes the sale of interactive systems and services to Healthcare facilities increased $0.3 million or 11.5%, to $2.6 million during the current quarter compared to $2.3 million in the prior year quarter. During the quarter, we installed 1,133 beds in five facilities compared to 891 beds in six facilities during the prior year period.
     Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased 8.4% or $6.1 million, to $66.6 million in the first quarter of 2010 as compared to $72.7 million in the first quarter of 2009. The decrease in total direct costs was primarily due to lower system and equipment costs of $4.1 million and decreased commissions and royalties of $2.6 million, which vary with revenue. Partially offsetting the reductions was an increase to incremental TV programming costs of $0.6 million, which vary with the number of rooms served and the services provided. Total direct costs as a percentage of revenue was 56.4% this quarter as compared to 56.8% reported for the first quarter of 2009.
     System Operations expenses increased $0.2 million or 1.8%, to $10.5 million in the first quarter of 2010 as compared to $10.3 million in the first quarter of 2009. The increase resulted from higher fuel costs and a one-time benefit of $0.4 million related to an employee unpaid leave program during the first quarter of 2009. As a percentage of revenue, System Operations expenses were 8.9% this quarter as compared to 8.1% in the first quarter of 2009. Per average installed room, System Operations expenses were $1.98 per room per month compared to $1.85 in the prior year quarter.
     Selling, General and Administrative (SG&A) expenses increased $1.3 million or 12.0%, to $12.1 million in the current quarter as compared to $10.8 million in the first quarter of 2009. The increase resulted primarily from increased employee health insurance benefits costs in addition to a one-time benefit of $0.7 million related to an employee unpaid leave program during the first quarter of 2009. As a percentage of revenue, SG&A expenses were 10.3% in the current quarter as compared to 8.4% in the first quarter of 2009. SG&A expenses per average installed room were $2.28 as compared to $1.94 in the first quarter of 2009.
     Depreciation and amortization expenses decreased $4.9 million, or 18.2% to $22.2 million in the first quarter of 2010 as compared to $27.1 million in the first quarter of 2009. The decline was due to assets becoming fully depreciated and the reduction in capital investments over the past two years. As a percentage of revenue, total depreciation and amortization expenses were 18.8% in the first quarter of 2010 versus 21.1% in the first quarter of 2009.
     As a result of factors previously described, operating income decreased $0.5 million, to $6.6 million in the first quarter of 2010 as compared to $7.1 million in the first quarter of 2009, which included a one-time benefit of $1.1 million from an employee unpaid leave program. Adjusted Operating Cash Flow, a non-GAAP measure which we define as operating income exclusive of depreciation, amortization, share-based compensation, impairment, and restructuring and reorganization expenses, was $29.1 million for the first quarter of 2010 as compared to $34.6 million in the first quarter of 2009 driven by the decline in Guest Entertainment revenue as previously discussed.
     Interest expense was $8.7 million in the first quarter of 2010 versus $9.9 million in the first quarter of 2009. The decrease resulted primarily from the change in weighted average long-term debt, which decreased to $459.1 million during the first quarter of 2010 from $570.9 million in the first quarter of 2009. The weighted average interest rate during the first quarter of 2010 was 6.99% versus 6.92% for the first quarter 2009. Interest expense for the first quarter of 2010 included $0.7 million related to the unrealized loss on an interest rate swap.
     Net loss for the quarter was $(2.5) million compared to net income of $6.0 million for the first quarter of 2009. Net loss attributable to common stockholders was $(3.9) million for the first quarter of 2010, compared to net income of $6.0 million in the prior year quarter. The 2009 net income included a $9.3 million, or $0.41 per common share, gain related to the acquisition of $31.5 million of our outstanding debt, in addition to a one-time benefit of $1.1 million related to our employee unpaid leave program. Net loss per share attributable to common stockholders was $(0.17) for the first quarter of 2010 (basic and diluted) compared to net income per share attributable to common stockholders of $0.27 (basic) in the first quarter of 2009.

LodgeNet Q1 2010 Earnings 4-4-4-4
     For the first quarter of 2010, cash provided by operating activities was $28.1 million a 34.1% increase as compared to $20.9 million in the first quarter of 2009. Cash used for property and equipment additions, including growth related capital, was $4.5 million during the first quarter of 2010 compared to $5.3 million in the first quarter of 2009. In March of 2010, we made the required Term B quarterly payment of $1.3 million and also made an optional payment of $44.0 million. Additionally, we used $1.4 million of cash for preferred stock dividends in the first quarter of 2010. During the first quarter of 2009, we made the required Term B repayment of $1.5 million and made an optional payment of $6.7 million against the Term B loan. We did not have preferred stock in the first quarter of 2009. The leverage ratio at the end of this quarter, calculated on a consolidated debt basis, was 3.59 times versus the covenant of 3.75 times. Cash as of March 31, 2010 was $9.9 million.
     Continuing with our plan to moderate capital investment, we installed 4,730 new rooms and converted 4,752 rooms to our HD and digital platforms in the first quarter of 2010 as compared to 5,400 new rooms and 2,636 converted rooms during the first quarter of 2009. The average investment per newly-installed HD room decreased to $271 per room during the first quarter of 2010, compared to $339 per room during 2009. Factors contributing to the 20.1% or $68 decline included a larger average size of property installed during the first quarter of 2010 versus 2009, lower overhead costs and lower component costs. The average investment per converted room also decreased, by 15.4%, to $204 during the first quarter of 2010, compared to $241 during 2009, due to the same general factors noted above.
Outlook
     For the second quarter of 2010, LodgeNet expects to report revenue in the range of $115.0 million to $119.0 million. Adjusted Operating Cash Flow* in the second quarter of 2010 is expected to be in a range from $28.0 million to $31.0 million while Net Income (Loss) to Common is expected to be in a range of $(3.0) to $(1.0). This equates to Net Income (Loss) per common share of a range from $(0.12) to $(0.04).
     For the first six-months, Free Cash Flow**, excluding the preferred stock dividend, is anticipated to be in a range of $33.0 million to $35.0 million.
The Company will also host a teleconference to discuss its results April 22, 2010, at 5:00 P.M. Eastern Time. A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com. The webcast will be archived on the LodgeNet website for one month. Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.
Special Note Regarding the Use of Non-GAAP Financial Information
To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted operating cash flow, and free cash flow, which are non-GAAP measures derived from results based on GAAP. The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP. Adjusted operating cash flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and integration and reorganization. Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities, including growth related capital. These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance. We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures. Our method of computing these measures may not be comparable to other similarly titled measures of other companies.
About LodgeNet Interactive
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.9 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

LodgeNet Q1 2010 Earnings 5-5-5-5
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release and in the prepared remarks during our April 22 conference call, as well as in response to the questions during the conference call, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to our second quarter 2010 guidance, including revenue, adjusted operating cash flow and free cash flow, as well as the number of rooms to be converted to our HD platform, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the effects of economic conditions, including general financial conditions (including those represented recently by liquidity crises, government bailouts and assistance plans, bank failures, and recessionary threats and developments); the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
(See attached financial and operational tables)

LodgeNet Q1 2010 Earnings 6-6-6-6
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollar amounts in thousands, except share data)

	March 31,	December 31,
	2010	2009
Assets
Current assets:
Cash	$9,928	$17,011
Accounts receivable, net	53,193	51,706
Other current assets	9,008	9,189

Total current assets	72,129	77,906

Property and equipment, net	191,761	206,663
Debt issuance costs, net	5,159	6,005
Intangible assets, net	103,838	106,041
Goodwill	100,081	100,081
Other assets	12,104	11,658

Total assets	$485,072	$508,354

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$50,196	$40,040
Current maturities of long-term debt	5,561	6,101
Accrued expenses	18,087	19,137
Deferred revenue	16,982	17,531

Total current liabilities	90,826	82,809

Long-term debt	421,474	463,845
Other long-term liabilities	29,999	32,687

Total liabilities	542,299	579,341

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued and outstanding at March 31, 2010 and December 31, 2009, respectively (liquidation preference of $1,000 per share or $57,500,000 total)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,025,414 and 22,537,664 shares outstanding at March 31, 2010 and December 31, 2009, respectively	251	225
Additional paid-in capital	391,767	379,223
Accumulated deficit	(428,713)	(426,211)
Accumulated other comprehensive loss	(20,533)	(24,225)

Total stockholders’ deficiency	(57,227)	(70,987)

Total liabilities and stockholders’ deficiency	$485,072	$508,354

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2010 Earnings 7-7-7-7
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Hospitality and Advertising Services	$115,499	$125,802
Other	2,553	2,290

Total revenues	118,052	128,092

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	65,261	71,794
Other	1,346	953
Operating expenses:
System operations	10,515	10,326
Selling, general and administrative	12,115	10,818
Depreciation and amortization	22,173	27,105
Restructuring charge	3	107
Other operating expense (income)	5	(132)

Total direct costs and operating expenses	111,418	120,971

Income from operations	6,634	7,121

Other income and (expenses):
Interest expense	(8,682)	(9,881)
Gain on extinguishment of debt	—	9,295
Loss on early retirement of debt	(493)	(541)
Other income	223	175

(Loss) income before income taxes	(2,318)	6,169
Provision for income taxes	(184)	(211)

Net (loss) income	(2,502)	5,958
Preferred stock dividends	(1,437)	—

Net (loss) income attributable to common stockholders	$(3,939)	$5,958

Net (loss) income per common share (basic)	$(0.17)	$0.27

Net (loss) income per common share (diluted)	$(0.17)	$0.26

Weighted average shares outstanding (basic)	22,746,527	22,479,164

Weighted average shares outstanding (diluted)	22,746,527	22,498,914

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2010 Earnings 8-8-8-8
LodgeNet Interactive Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net (loss) income	$(2,502)	$5,958
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	22,173	27,105
Gain on extinguishment of debt (non-cash)	—	(9,295)
Unrealized loss on derivative instruments	658	—
Loss on early retirement of debt	493	541
Share-based compensation and restricted stock	312	271
Other, net	40	(135)
Change in operating assets and liabilities:
Accounts receivable, net	(1,350)	(4,449)
Other current assets	170	730
Accounts payable	10,222	6,499
Accrued expenses and deferred revenue	(1,521)	(6,039)
Other	(597)	(239)

Net cash provided by operating activities	28,098	20,947

Investing activities:
Property and equipment additions	(4,525)	(5,301)

Net cash used for investing activities	(4,525)	(5,301)

Financing activities:
Repayment of long-term debt	(45,274)	(8,200)
Payment of capital lease obligations	(287)	(523)
Purchase of long-term debt	—	(10,750)
Proceeds from investment in long-term debt	2,643	91
Proceeds from issuance of common stock, net of offering costs	13,692	—
Payment of dividends to preferred shareholders	(1,437)	—
Exercise of stock options	3	—

Net cash used for financing activities	(30,660)	(19,382)

Effect of exchange rates on cash	4	(23)

Decrease in cash	(7,083)	(3,759)
Cash at beginning of period	17,011	10,800

Cash at end of period	$9,928	$7,041

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Q1 2010 Earnings 9-9-9-9
LodgeNet Interactive Corporation and Subsidiaries
Supplemental Data

	1st Qtr ’10	4th Qtr ’09	3rd Qtr ’09	2nd Qtr ’09	1st Qtr ’09
Room Base Statistics
Total Rooms Served (1)	1,911,842	1,909,323	1,934,229	1,956,562	1,973,472
Total Guest Entertainment Rooms (2)	1,764,363	1,779,979	1,807,933	1,827,636	1,849,304
Total HD Rooms (3)	239,984	231,588	221,633	210,262	199,290
Percent of Total Guest Entertainment Rooms	13.6%	13.0%	12.3%	11.5%	10.8%
Total Television Programming (FTG) Rooms (4)	1,083,837	1,087,860	1,095,719	1,104,660	1,106,833
Percent of Total Guest Entertainment Rooms	61.4%	61.1%	60.6%	60.4%	59.9%
Total Broadband Internet Rooms (5)	200,139	201,936	206,914	219,260	229,184
Percent of Total Rooms Served	10.5%	10.6%	10.7%	11.2%	11.6%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$12.99	$12.61	$14.01	$13.60	$13.73
Hotel Services	6.48	6.05	6.00	6.04	5.92
System Sales and Related Services	1.80	1.66	1.69	1.74	2.61
Advertising Services	0.44	0.33	0.30	0.31	0.32

Total Hospitality and Advertising Services	21.71	20.65	22.00	21.69	22.58
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$69,082	$67,979	$76,369	$74,980	$76,488
Hotel Services	34,486	32,596	32,699	33,292	32,972
System Sales and Related Services	9,591	8,955	9,230	9,601	14,581
Advertising Services	2,340	1,799	1,657	1,699	1,761

Total Hospitality and Advertising Services	115,499	111,329	119,955	119,572	125,802
Healthcare	2,553	1,967	1,167	2,409	2,290

Total Revenue	$118,052	$113,296	$121,122	$121,981	$128,092
Adjusted Operating Cash Flow (6)	$29,122	$28,016	$30,039	$31,669	$34,604

Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$29,122	$28,016	$30,039	$31,669	$34,604
Depreciation and Amortization	(19,954)	(20,483)	(21,992)	(24,022)	(24,638)
Amortization of Acquired Intangibles	(2,219)	(2,236)	(2,236)	(2,236)	(2,467)
Share Based Compensation and Restricted Stock	(312)	(394)	(389)	(670)	(271)
Restructuring Charge	(3)	(292)	(128)	(75)	(107)

Income From Operations	$6,634	$4,611	$5,294	$4,666	$7,121

[1]	Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

[2]	Guest Entertainment rooms, of which 86% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

[3]	HD rooms are equipped with high-definition capabilities.

[4]	Television programming (FTG) rooms receiving basic or premium television programming.

[5]	Represents rooms receiving high-speed Internet service included in total rooms served.

[6]	Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, impairment, and restructuring and reorganization expenses.